Exhibit 10.2

THIS SECOND ADDENDUM TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Second Addendum”) is entered into on January 12, 2023, by and between Inspired Entertainment Inc. (“Inspired” or the “Company”) and A. LORNE WEIL (“Executive”) (collectively, the “Parties”). Capitalized terms used herein but not otherwise defined shall have the respective meanings assigned to such terms in the Employment Agreement (as defined below)

WHEREAS the Company entered a contract with the Executive on October 9, 2020, as clarified on April 12, 2021, and amended effective June 21, 2021 (the “Employment Agreement”);

WHEREAS the Parties mutual agree to extend to extend the Contract Termination Date (as defined under Section 2 of the Employment Agreement) from December 31, 2024 to December 31, 2027 of the Employment Agreement, subject to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and consideration provided, the Parties, intending to be legally bound, agreed as of January 1, 2023 except as otherwise specifically provided below, to the following modifications to the Agreement:

1.	Section 2 (Commencement and Term) shall be amended by changing “December 31, 2024” to “December 31, 2027” as the Contract Termination Date and changing the reference therein from “Section 13” to “Section 14” (Termination of Employment).

2.	Section 2a (Optional Sixth Year) shall be deleted in its entirety.

3.	Section 5a (Base Salary) shall be amended to substituting “eight hundred thousand U.S dollars (US$800,000) per year” for seven hundred and fifty thousand U.S. dollars (US$750,000) per year.”

4.	Section 5c(ii) (Long-term incentive plan) shall be amended by increasing the annual limit on shares or RSUs that the Company may grant to the Executive pursuant to an LTIP from “75,000” to “80,000” during a fiscal year.

5.	Section 6a2iv shall be deleted in its entirety and replaced with the following:

“iv.	Except as set forth herein, any Special Long-Term Equity Grant RSUs which have not vested on or prior to December 31, 2027 shall be forfeited.”

6.	Section 6(b) (Conditions Relating to Death and Change in Control with Respect to the Special Long-Term Grant) shall be amended such that all references to “December 31, 2024” or “December 31, 2025” shall be therein shall be replaced with “December 31, 2027” such that the terms set forth in subsections (i) and (ii) hereof apply in the event of either a termination of employment due to death or a Change in Control on or before December 31, 2027 (.

1

7.	There shall be a new Section 6(c) shall be added as follows:

“c. 2023 Special Equity Grant. Subject to stockholder approval of the Company’s omnibus equity plan at the Company’s 2023 annual stockholders’ meeting as set out below, and in addition to the compensation of the Executive referred to previously in the Agreement, the Company hereby awards the Executive two hundred and fifty thousand (250,000) performance based RSUs (the “2023 Special Equity Grant”) on the following terms:

i.	Adjusted EBITDA Based RSUs. An aggregate of 125,000 RSUs shall be Adjusted EBITDA Based RSUs which may be earned based on the Company’s achievement of EBITDA Targets on the same terms as set forth in Section 6a2 of this Agreement, including the pro-ration clause under Section 6a2i and the rollover of excess Adjusted EBITDA to a later year under Section 6a2ia; provided, however, that (i) the Executive shall have the ability to earn 41,666 RSUs with respect to the 2025 fiscal year ; an additional 41,666 RSUs with respect to the 2026 fiscal year and 41,667 RSUs with respect to the 2027 fiscal year based on the Company achieving its corresponding annual Adjusted EBITDA targets and (ii) the Executive shall vest in any earned Adjusted EBITDA Based RSUs for a fiscal year by being employed until the end of such year. For the avoidance of doubt, determination of Adjusted EBITDA for 2025 through 2027 shall be made by the Board or the Compensation Committee not later than 30 days following the date the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission with respect to such fiscal year.

ii.	Stock Price Based RSUs.

1.	An aggregate of 125,000 RSUs shall be Stock Price Based RSUs, which shall be earned by meeting the stock price targets and the thresholds set forth below.

2.	The Stock Price Based RSUs shall vest based on the stock price of the Company’s common stock, subject to the satisfaction of the Stock Price Condition, as follows:

a.	31, 250 will vest if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period following the date hereof shall be not less than $15.00;

b.	31,250 RSUs will vest if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period following the date hereof shall be not less than $17.50; and

c.	31,250 RSUs will be earned if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period following the date hereof shall be not less than $20.00.

d.	31,250 RSUs will be earned if the average Closing Price of the Company’s common stock for any consecutive 45 calendar day period following the date hereof shall be not less than $22.50.

iii.	Vesting of the 2023 Special Equity Grants in the case of death or a Change in Control shall be treated in accordance with subsection (d) of this Section 6.

2

8.	A new Section 6(d) shall be added as follows:

(d) Conditions Relating to Death and Change in Control with Respect to the 2023 Special Equity Grants. Except as set forth in subsections (i) and (ii) hereof, if the employment of the Executive terminates for any reason on or before December 31, 2027, any portion of the 2023 Special Equity Grant that has not vested prior to such date shall be forfeited.

i.	In the circumstance of a Change in Control on or prior to December 31, 2027, after which Change in Control the Company’s stock is no longer traded on a U.S. public exchange because either x) the Company has been taken private or y) the Company has been purchased by another public company, Executive will receive any unearned and unvested portion of the Stock Priced Based RSUs and, if prior to December 31, 2027, and Executive will be deemed to earn at target the EBITDA-Based RSUs for the year in which such change occurs.

ii.	In the circumstance of a Change in Control Termination Event on or prior to December 31, 2027 after which Change in Control the Company’s stock is still traded on a U.S. public exchange, the Executive will receive: (x) the EBITDA-Based RSUs for the year in which such Change In Control Termination Event occurs; and (y) any Stock-Priced Based RSUs earned as of the Change in Control Date or between the Change in Control Date and Termination Date, without regard to the 45 day consecutive period requirement, for each of the following as applicable:

a.	In the event that the Change in Control price is $15.00, any previously unearned portion of the first tranche of 31,250 Stock-Priced RSUs;

b.	In the event the Change in Control price is more than $15.00 and less than $17.50, a percentage of any previously unearned portion of the second tranche of 31,250 Stock-Price Based RSUs with a $17.50 floor based on the amount of the Change in Control price above $15.00 divided by 2 times the shares previously unearned;

c.	In the event the Change in Control price is more than $17.50 and less than $20, a percentage of any previously unearned portion of the third tranche of 31,250 Stock-Price Based RSUs with a $20,00 floor based on the amount of the Change in Control price above $17.50 divided by 6.75 times the shares previously unearned.

d.	In the event the Change in Control price is more than $20 and less than $22.50, a percentage of any previously unearned portion of the fourth tranche of 31,250 Stock-Price Based RSUs with a $22.50 floor based on the amount of the Change in Control price above $20 divided by 6.75 times the shares previously unearned.

iii.	If the Executive shall terminate employment prior to December 31, 2027 and such termination shall not constitute a Change in Control Termination Event, or the death of the Executive, the unearned portion of the 2023 Special Equity Grant shall be forfeited.”

9.	The following sentence shall be added at the end of Section 14(b):

“It shall be a condition to the Executive receiving the benefits described in this Section 14(b) that the Executive shall, not less than seven (7) days prior to the Discretionary Notice Termination Date, execute a release of the Company, in form and substance reasonably satisfactory to the Board, which release shall remain in full force and effect at the Discretionary Notice Termination Date.”

10.	In the event the stockholders do not approve the Company’s omnibus equity plan at the 2023 annual stockholders’ meeting, then the grant of the 2023 Special Equity Award in Section 6(c) of the Agreement shall be immediately terminated without the requirement of any further action, but the remainder of this Second Addendum shall remain in full force and effect in accordance with its terms.

All other terms of the Employment Agreement shall remain in full force and effect.

[Remainder of page intentionally blank]

3

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

INSPIRED ENTERTAINMENT, INC.

By:
Name:
Title:
Date:

EXECUTIVE

A. Lorne Weil

Date:

4